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                                                                    Exhibit 99.1

Company Confidential                                        FINAL

              ASPECT COMMUNICATIONS ADDS STRATEGIC INVESTOR WITH A
                 $50 MILLION PRIVATE PREFERRED EQUITY PLACEMENT


SAN JOSE, Calif., November 14, 2002 -- Aspect Communications Corporation (Nasdaq: ASPT), the leading provider of business communications solutions that help companies improve customer satisfaction, reduce operating costs, gather market intelligence, and increase revenue, today reported that it has entered into a private placement agreement with Vista Equity Partners to sell $50 million in Series B convertible preferred stock. The sale of the shares of preferred stock is subject to certain conditions, including approval by the Company's shareholders.

"We are extremely pleased to announce this financing and our partnership with Vista Equity Partners," said Beatriz V. Infante, Aspect's Chairman, President and Chief Executive Officer. Each share of the Series B convertible preferred stock will be convertible into common stock at a conversion price of $2.25, or approximately 22,200,000 shares of common stock, subject to anti-dilution protection and certain adjustments.

 "This capital investment provides the company with increased flexibility and further strengthens our balance sheet while supporting our business objectives," said Gary A. Wetsel, Aspect's Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer.

Vista Equity Partners is a San Francisco-based private equity firm, which provides capital to both private and public technology enabled companies. Vista invests in dynamic, successful companies with management teams that have a long-term perspective and are committed to maintaining leadership in their markets. Vista has more than $1.2 billion in committed capital. "We are excited to partner with Aspect and its management team," said Robert F. Smith, Vista Equity Partners' Managing Principal. "The company has industry leading technology, focused management and a world-class installed base of customers, the combination of which creates a unique investment opportunity for Vista. Aspect fits squarely within Vista's investment purview as a technology enabled market leader."

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ASPECT COMMUNICATIONS ADDS STRATEGIC INVESTOR WITH A $50 MILLION PRIVATE
PREFERRED EQUITY PLACEMENT, page 2

The Company intends the net proceeds from this financing to provide general working capital as well as additional capital to repurchase outstanding convertible subordinated debentures issued by the Company on August 10, 1998.

Thomas Weisel Partners LLC acted as the private placement agent to Aspect with respect to this transaction.

Aspect Communications

Aspect Communications Corporation is the leading provider of business communications solutions that help companies improve customer satisfaction, reduce operating costs, gather market intelligence and increase revenue. Aspect is the trusted mission-critical partner of 76 percent of the Fortune 50, daily managing more than 3 million customer sales and service professionals worldwide. Aspect is the only company that provides the mission-critical software platform, development environment and applications that seamlessly integrate voice-over-IP, traditional telephony, e-mail, voicemail, Web, fax and wireless business communications, while guaranteeing investment protection in a company's front-office, back-office, Internet and telephony infrastructures. Aspect's leadership in business communications solutions is based on more than 16 years of experience and over 7,600 implementations deployed worldwide. The company is headquartered in San Jose, Calif., with offices around the world, as well as an extensive global network of systems integrators, independent software vendors and distribution partners. For more information, visit Aspect's Web site at http://www.aspect.com or call 1-877-621-3692.

Vista Equity Partners LLC

Located in San Francisco, Vista Equity Partners is a private equity management firm focused on investing in technology enabled businesses, including software, outsourcing and services companies. Vista utilizes a complete combination of investment professionals, advisors, consultants and affiliates that focus on the success of its partner companies. The firm creates a variety of financial structures to ensure its investments receive time and flexibility to fully strengthen and expand their core businesses. Vista's investment approach is anchored by a unique and sizable capital base, as well as its experience in investing in companies that provide complete business solutions to their customers' mission critical needs. For more information visit www.vistaequitypartners.com.

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ASPECT COMMUNICATIONS ADDS STRATEGIC INVESTOR WITH A $50 MILLION PRIVATE
PREFERRED EQUITY PLACEMENT, page 3

                                       ###

Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

The statements of Beatriz V. Infante and Gary A. Wetsel and the statements relating to the offer and sale of shares of preferred stock and the issuance of common stock and shareholder approval thereof, as well as anticipated uses of proceeds are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and are made under its safe-harbor provisions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause results to differ include: an inability to consummate the private placement due, for example, to an inability to obtain shareholder approval of the transaction, or a failure to satisfy other conditions to closing, and an inability to effectively use the anticipated proceeds as contemplated. The economic, political and other uncertainties caused in the United States and throughout other regions of the world add to these challenges. Additional risks that could cause actual results to differ materially from those projected are discussed in Aspect's Form 10-K/A for the year ended December 31, 2001 and its 10-Q/As for the quarters ended March 31, 2002 and June 30, 2002 filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Aspect undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For More Information Contact:
Carrie Kovac
Senior Manager, Investor Relations
(408) 325-2437
carrie.kovac@aspect.com